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                                                                      Exhibit 14

                              Alleghany Corporation
                       Financial Personnel Code of Ethics

             Adopted by the Board of Directors on September 16, 2003

         The following code of ethics (the "Financial Code of Ethics") of Alleghany Corporation (the "Company") applies to the Company's chief executive officer, chief financial officer, chief accounting officer and vice president for tax matters (the "Financial Officers") and supplements the provisions of the Alleghany Code of Business Conduct and Ethics.

         All Financial Officers shall:

         a. Act ethically and honestly, avoiding actual or apparent conflicts of interest between personal and professional relationships.

         b. Report to the General Counsel of the Company any proposed transaction or relationship that reasonably could be expected to give rise to such a conflict.

         c. Respect the confidentiality of non-public information about the Company or its subsidiaries obtained or created in connection with one's activities except when authorized or otherwise required by applicable law or regulation or legal or regulatory process.

         d. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

         e. Comply with all applicable governmental laws, rules and regulations.

         f. Promptly report to the General Counsel or Chairman of the Company's Audit Committee (i) any significant deficiencies or material weaknesses in the design or operation of the Company's internal control over financial reporting which is reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

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         g. Promptly report any possible violation of this Financial Code of
Ethics to the General Counsel of the Company or to the Chairman of the Company's Audit Committee.

         Any violation of this Financial Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Financial Officers involved and/or the Company.

         Any questions regarding the best course of action in a particular situation should be directed to the General Counsel.

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